Exhibit 99

Farmers & Merchants Bancorp Announces a
 5.2% Increase in the Mid-Year
Cash Dividend Per Share

The Board of Directors of Farmers & Merchants Bancorp declared a mid-year cash dividend of $5.10 per share, a 5.2% increase over the $4.85 per share paid in June of 2008. The cash dividend will be paid on July 1, 2009, to shareholders of record on June 5, 2009. Kent Steinwert, President and CEO noted, “The Board is extremely pleased with the Company’s full year 2008 and year-to-date 2009 financial results, and unanimously approved the cash dividend. While many banks are cutting their dividend payouts in response to the tough economic environment, this is the twelfth consecutive year that Farmers & Merchants Bancorp increased the mid-year cash dividend.”

Farmers & Merchants Bancorp earned net income of $5.9 million for the quarter ending March 31, 2009.  Earnings per share of common stock outstanding for the first quarter were $7.55, up 4.7% from the first quarter of the prior year. Over the past twelve months, deposits grew 14.1% to $1.5 billion, loans outstanding grew 5.2% to $1.2 billion, and total assets were $1.7 billion, up 10.4%.  Return on average assets for the quarter was 1.42% and return on average equity was 15.03%. With non-performing loans representing only 0.25% of total loans at March 31, 2009, the Company’s loan quality improved when compared to year-end 2008 and remains strong compared to the overall banking industry at the present time.  In addition, the Company’s loan loss reserve was 1.75% of loans.

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.